Exhibit 99.1

For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

872/802-4227

ENTERTAINMENT GAMING ASIA INC. REPORTS FOURTH QUARTER AND 2014 FISCAL YEAR

RESULTS AND PROVIDES MARKET UPDATE

Hong Kong – March 10, 2015 – Entertainment Gaming Asia Inc. (NASDAQ: EGT) (“Entertainment Gaming Asia” or “the Company”), a gaming company focused on emerging gaming markets in Pan-Asia, today reported operating results for the fourth quarter and fiscal year ended December 31, 2014 and reviewed recent corporate progress.

Key Financial Metrics:

•	Consolidated revenues of $8.3 million for the fourth quarter and $22.4 million for the 2014 fiscal year
•	Adjusted EBITDA (earnings from continuing operations before interest, taxes, depreciation, amortization and non-cash charges) of $369,000 for the fourth quarter and $5.1 million for the 2014 fiscal year
•	Net loss from continuing operations of $1.6 million for the fourth quarter and $2.5 million for the 2014 fiscal year
•	Cash balance of $17.3 million and zero debt as of December 31, 2014

All historical revenues and expenses associated with Dreamworld Pailin, which ceased operation on June 1, 2014, and the Dolphin non-gaming plastic products operations, which were sold on March 28, 2013, have been reclassified as discontinued operations. As such, all the related historical revenues and expenses have been reclassified as discontinued operations for the presented periods. While the Company effected a 1:4 reverse stock split on February 26, 2015, historical share amounts have not been proportionally adjusted to reflect the impact of the reverse stock split given it occurred subsequent to the presented periods.

Fourth Quarter of 2014 Financial Performance:

The Company’s fourth quarter of 2014 consolidated revenue was $8.3 million, an increase of 63% compared to $5.1 million in the fourth quarter of 2013 due to higher gaming products sales partially offset by lower gaming operations revenue.

Gaming operations revenue was $4.1 million for the fourth quarter of 2014, a decrease of 7% compared to $4.4 million in the fourth quarter of 2013 due to declines in both the Cambodia and Philippines operations. Average consolidated daily net win per unit was $107 for the fourth quarter of 2014, a decrease of 3% compared to $110 in the fourth quarter of 2013. Cambodia average net win per unit was up modestly to $129 for the fourth quarter of 2014 compared to $127 in the prior year period primarily due to improved performance at NagaWorld. NagaWorld average daily net win per unit increased to $197 for the fourth quarter of 2014 compared to $185 in the prior year period primarily due to an increase in VIP player traffic and machine hold percentages. Philippines average daily net win per unit declined to $65 for

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Entertainment Gaming Asia Reports Q4 and 2014 Fiscal Year Results, 3/10/2015	page 2

the fourth quarter of 2014 compared to $76 in the prior year period primarily due to increased competition from new integrated casino resorts in Manila.

Revenue from gaming products was $4.2 million for the fourth quarter of 2014 compared to $729,000 in the fourth quarter of 2013. The fourth quarter of 2014 benefitted from the delivery of two significant gaming chip and plaque orders from the Philippines totaling $4.0 million, which included an initial order for a new casino opening and a reorder from an existing casino customer. In the fourth quarter of 2013, gaming product revenues were comprised solely of normal reorders from existing customers. The Company recorded a higher gross margin loss for the gaming products division for the fourth quarter of 2014 mainly due to production inefficiencies related to the plaque operations.

Entertainment Gaming Asia reported adjusted EBITDA of $369,000 in the fourth quarter of 2014 compared to $739,000 in the fourth quarter of 2013.

The Company reported a net loss of $1.5 million, or $0.04 per share, on a weighted average diluted share count of 40.9 million shares for the fourth quarter of 2014. The fourth quarter of 2014 net loss included net income of $90,000 from discontinued operations related to a gain on disposal of Dreamworld Pailin. Excluding the discontinued operations, the Company reported a net loss from continuing operations of $1.6 million, or $0.04 per share, for the fourth quarter of 2014. This compared to a net loss of $4.2 million, or $0.14 per share, on a weighted average diluted share count of 30.0 million shares for the fourth quarter of 2013. The fourth quarter of 2013 net loss included a net loss of $2.7 million from discontinued operations primarily related to Dreamworld Pailin. Excluding the discontinued operations, the Company reported a net loss from continuing operations of $1.5 million, or $0.05 per share, for the fourth quarter of 2013.

The increase in net loss from continuing operations was primarily a result of lower gaming operations revenue and higher gross margin loss for gaming products for the fourth quarter of 2014 compared to the prior year period. This was partly offset by lower stock-based compensation expenses and an income tax benefit for the fourth quarter of 2014 as compared with an income tax expense for the prior year period.

2014 Fiscal Year Financial Performance:

Consolidated revenue was $22.4 million for the 2014 fiscal year, an increase of 4% compared to $21.6 million for the 2013 fiscal year due to higher gaming products sales partially offset by lower gaming operations revenue.

Gaming operations revenue was $16.4 million for the 2014 fiscal year, a decrease of 9% compared to $18.1 million in the 2013 fiscal year. The decline was primarily due to lower average daily net wins per unit for both NagaWorld and the Philippines operations partially offset by higher revenue from Dreamworld Poipet, which was in full operation for the entire 2014 fiscal year compared to less than eight months in the 2013 fiscal year. Average consolidated daily net win per unit was $105 for the 2014 fiscal year, a decrease of 13% compared to $121 in the 2013 fiscal year. NagaWorld average daily net win per unit declined to $189 for the 2014 fiscal year compared to $214 in the prior year primarily due to fluctuations in player traffic as a result of political and labor unrest in the first half of 2014 and NagaWorld renovations of the casino floor that impacted certain areas of the Company’s slot operations in the second half of 2014 as well as higher jackpot payouts in the 2014 fiscal year. Philippines average daily net win per unit declined to $71 for the 2014 fiscal year compared to $77 for the prior year primarily due to increased competition from the opening of new integrated casino resorts in Manila.

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Entertainment Gaming Asia Reports Q4 and 2014 Fiscal Year Results, 3/10/2015	page 3

Revenue from gaming products was $6.0 million for the 2014 fiscal year compared to $3.4 million for the 2013 fiscal year. As discussed above, the 2014 fiscal year included two significant gaming chip and plaque orders totaling $4.0 million while the 2013 fiscal year sales were comprised solely from typical reorders from existing customers. The Company recorded a higher gross margin loss on gaming products for the 2014 fiscal year mainly due to certain production inefficiencies related to the plaque operations and temporary machinery issues compared to the prior year period.

Adjusted EBITDA was $5.1 million for the 2014 fiscal year compared to $7.1 million for the 2013 fiscal year.

The Company reported a net loss of $2.8 million, or $0.09 per share, on a weighted average diluted share count of 32.8 million shares for the 2014 fiscal year. The 2014 fiscal year net loss included a net loss of $325,000 from discontinued operations related to Dreamworld Pailin. Excluding the discontinued operations, the Company reported a net loss from continuing operations of $2.5 million, or $0.08 per share, for the 2014 fiscal year. This compared to a net loss of $7.3 million, or $0.25 per share, on a weighted average diluted share count of 30.0 million shares for the 2013 fiscal year. The 2013 fiscal year net loss included a net loss of $6.0 million from discontinued operations related to the non-gaming Dolphin products business and Dreamworld Pailin. Excluding the discontinued operations, the Company reported a net loss from continuing operations of $1.4 million, or $0.05, for the 2013 fiscal year.

The increase in net loss from continuing operations was primarily a result of lower gaming operations revenue and a higher gross margin loss for gaming products for the 2014 fiscal year compared to the prior year. This was partly offset by lower stock-based compensation expenses and an income tax benefit for the fourth quarter of 2014 as compared with an income tax expense for the prior year period. In addition, the increase in net loss from continuing operations was partially offset by a higher gross profit from the Philippines gaming operations due to an increase in fully depreciated gaming assets and lower foreign currency losses for the 2014 fiscal year compared to the prior year period due to the weakening of the U.S. dollar compared to foreign currencies in the markets in which the Company operates.

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, “We are focused on improving our operating performance and securing new projects that will drive long-term growth and earnings visibility for the Company. We believe we have significantly improved our positioning to secure new gaming projects following the successful completion of our recent rights offering. With a cash position of approximately $20.0 million as of February 28, 2015 and as an indirect, majority-owned subsidiary of Melco International Development Limited, a leader in Asian gaming, we believe we have greatly enhanced our financial flexibility and deepened our credibility in our markets. We are actively seeking new projects and believe that we are better positioned than ever to capitalize on the opportunities in emerging gaming markets of Southeast Asia.

“In addition, we believe that our gaming products division has the potential to be a meaningful contributor to future earnings and that our efforts to improve performance of this division are beginning to pay off in 2015. We recently completed a plant expansion and are implementing efforts to enhance and further automate certain production processes. We believe that these efforts better positions us to secure large new orders and to improve the earnings potential for this division. For the first quarter of 2015, we have a confirmed order pipeline of $5.4 million, of which we have delivered $3.8 million in sales as of February 28, 2015 with a gross profit. Also, we are in negotiations to secure a large order for a new casino opening in Macau later this year.”

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Entertainment Gaming Asia Reports Q4 and 2014 Fiscal Year Results, 3/10/2015	page 4

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NASDAQ: EGT), an indirect majority-owned subsidiary of Melco International Development Limited, is a gaming company in Pan-Asia engaged in the leasing of electronic gaming machines on a revenue sharing basis to the gaming industry in Cambodia and the Philippines and the development and operation of casinos and gaming venues in the Indo-China region under its “Dreamworld” brand.  The Company also manufactures and sells RFID and traditional gaming chips and plaques to major casinos under its “Dolphin” brand.

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding expectations for the Company’s slot operations business model, growth of the gaming industry in Asia, the Company’s ability to secure new casino and gaming projects and fund those projects and expectations for the increasing profitability of the Company’s gaming chips and plaques operations. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to the Company’s ability to: place gaming machines at significant levels and generate the expected amount of net win from the gaming machines placed; identify and implement successful marketing and promotional strategies at the Company’s gaming projects and identify and successfully develop additional projects; acquire additional capital as and when needed; identify and implement successful marketing and promotional strategies and obtain and fulfill significant purchase orders from the customers for the Company’s gaming chips and plaques; successfully improve manufacturing processes and enhance production efficiencies for the Company’s gaming chips and plaques; adapt to potential changes in gaming policies and political stability in the countries in which the Company operates and those other risks set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 31, 2014 and subsequently filed quarterly reports on Form 10-Q. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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Entertainment Gaming Asia Reports Q4 and 2014 Fiscal Year Results, 3/10/2015	page 5

Entertainment Gaming Asia Inc.

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three-Month Periods Ended December 31,		Years Ended December 31,
(amounts in thousands, except per share data)	2014	2013	2014	2013
Revenues:
Gaming operations	4,096	4,367	16,364	18,131
Gaming products	4,226	729	5,998	3,424
Total revenues	8,322	5,096	22,362	21,555

Operating costs and expenses:
Cost of gaming operations
Gaming equipment depreciation	857	918	3,538	4,167
Casino contract amortization	610	613	2,445	2,464
Other gaming related intangibles amortization	63	63	252	252
Other operating costs	926	894	3,543	3,377
Cost of gaming products	4,796	1,023	7,781	4,195
Selling, general and administrative expenses	2,425	2,672	6,528	7,485
Loss on dispositions of assets	79	88	55	88
Impairment of assets	121	75	121	75
Product development expenses	76	55	387	261
Depreciation and amortization	60	50	219	174
Total operating costs and expenses	10,013	6,451	24,869	22,538

Loss from continuing operations	(1,691)	(1,355)	(2,507)	(983)

Other (expenses)/incomes:
Interest expense and finance fees	(2)	(2)	(4)	(7)
Interest income	1	—	2	4
Foreign currency losses	(6)	(67)	(60)	(257)
Other income/(expense)	5	(3)	22	8
Total other (expenses)/incomes	(2)	(72)	(40)	(252)

Loss from continuing operations before income tax expense	(1,693)	(1,427)	(2,547)	(1,235)

Income tax benefit/(expense)	85	(103)	41	(141)

Net loss from continuing operations	(1,608)	(1,530)	(2,506)	(1,376)
Net income/(loss) from discontinued operations, net of tax	90	(2,697)	(325)	(5,954)

Net loss	$(1,518)	$(4,227)	$(2,831)	$(7,330)

Basic and diluted earnings per share:
Loss	$(0.04)	$(0.14)	$(0.09)	$(0.25)
Loss from continuing operations	$(0.04)	$(0.05)	$(0.08)	$(0.05)
Loss from discontinued operations, net of tax	$—	$(0.09)	$(0.01)	$(0.20)

Weighted average common shares outstanding
Basic and diluted	40,892	29,975	32,750	29,975

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Entertainment Gaming Asia Reports Q4 and 2014 Fiscal Year Results, 3/10/2015	page 6

Entertainment Gaming Asia Inc.

Consolidated Balance Sheets

	December 31, 2014	December 31, 2013
(amounts in thousands, except per share data)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,301	$5,301
Accounts receivable, net	830	922
Amounts due from related parties	2,112	108
Other receivables	316	453
Inventories	2,617	1,663
Prepaid expenses and other current assets	1,447	443
Total current assets	24,623	8,890

Gaming equipment, net	5,624	8,171
Casino contracts	2,982	5,429
Property and equipment, net	8,895	7,857
Goodwill	351	353
Intangible assets, net	595	899
Contract amendment fees	126	234
Deferred tax assets	142	-
Prepaids, deposits and other assets	1,316	1,797
Total assets	$44,654	$33,630

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$645	$840
Amount due to a related party	47	19
Accrued expenses	2,009	2,366
Customer deposits and other current liabilities	306	457
Total current liabilities	3,007	3,682

Other liabilities	845	742
Deferred tax liability	107	199
Total liabilities	3,959	4,623

Stockholders’ equity:
Common stock, $.001 par value, 75,000,000 shares authorized; 57,879,835 and 30,024,662 shares issued and outstanding, respectively	58	30
Additional paid-in-capital	47,637	33,156
Accumulated other comprehensive income	752	742
Accumulated losses	(7,753)	(4,922)
Total EGT stockholders’ equity	40,694	29,006
Non-controlling interest	1	1
Total stockholders’ equity	40,695	29,007
Total liabilities and stockholders’ equity	$44,654	$33,630

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Entertainment Gaming Asia Reports Q4 and 2014 Fiscal Year Results, 3/10/2015	page 7

Entertainment Gaming Asia Inc.

Adjusted EBITDA from Continuing Operations

(Unaudited)

	Three-Month Periods Ended December 31,		Years Ended December 31,
(amounts in thousands)	2014	2013	2014	2013
Net loss from continuing operations – GAAP	$(1,608)	$(1,530)	$(2,506)	$(1,376)
Interest expense and finance fees	2	2	4	7
Interest income	(1)	—	(2)	(4)
Income tax (benefit)/expense	(85)	103	(41)	141
Depreciation and amortization	1,860	1,766	7,289	7,407
Stock-based compensation expense	1	235	160	789
Impairment of assets	121	75	121	75
Loss on dispositions of assets	79	88	55	88
Adjusted EBITDA from continuing operations	$369	$739	$5,080	$7,127

Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, stock-based compensation, and other non-cash operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its operations with those of its competitors. The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with generally accepted accounting principles in the United States (“GAAP”). Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income/(loss), Adjusted EBITDA does not include depreciation or interest expense and,  therefore, does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include operating income, net income/(loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA. Entertainment Gaming Asia’s calculation of Adjusted EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

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Entertainment Gaming Asia Reports Q4 and 2014 Fiscal Year Results, 3/10/2015	page 8

Slot Operations
Net Revenue to EGT (in millions)
	Q4:14	Q4:13	Y/Y ∆	FY14	FY13	Y/Y ∆
Cambodia	$3.2	$3.3	-3%	$12.5	$13.9	-10%
Philippines	$0.7	$0.8	-16%	$2.9	$3.3	-12%
Service revenue(1)	$0.2	$0.3	-33%	$1.0	$0.9	11%
Consolidated	$4.1	$4.4	-7%	$16.4	$18.1	-9%
Average Daily Net Win Per Unit
	Q4:14	Q4:13	Y/Y ∆	FY14	FY13	Y/Y ∆
Cambodia	$129	$127	2%	$123	$144	-15%
Philippines	$65	$76	-14%	$71	$77	-8%
Consolidated	$107	$110	-3%	$105	$121	-13%
EGM Seats in Operation
				12/31/14	12/31/13	Y/Y ∆
Cambodia				1,062	1,109	-4%
Philippines				557	563	-1%
Consolidated				1,619	1,672	-3%

 (1) Service revenue represents a reimbursement of certain casino expenses, which for accounting purposes, is included in the revenue and grossed up in the costs of sales.

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